Exhibit 10.4

THIS AGREEMENT is made on this 15 July 2018

BETWEEN:

(1)	Prestige Securities Limited, a company incorporated in Hong Kong with limited liability, whose registered office is situated at Suite 5102, 51/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong (the “Company”); and

(2)	Prestige Wealth Management Limited, a company incorporated in Hong Kong with limited liability, whose registered office is situated at Suite 5102, 51/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong (“PWM”).

WHEREAS:

(A)	The Company is incorporated in Hong Kong. The Company is the tenant of the premises located at Suite 5102, 51/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong (“Premises”).

(B)	PWM is a company incorporated in Hong Kong, and would like to use the part of the Premises as the office of the Company.

(C)	Mr. Shi Hongtao (“Mr. Shi”) is a director of the Company, and Mrs. Zhao Xinyu (Mrs. Zhao) is a director of PWM.

(D)	The Company and PWM has agreed to enter into this Agreement to set out the principal terms and conditions governing the provision of the Services.

IT IS NOW AGREED as follows:

1 Definitions

1.1 In this Agreement, the words and expressions set out below shall have the meanings attributed to them unless the context otherwise requires:

“Agreement”	this Agreement as may be amended or supplemented by the parties hereto in writing;

“Business Day”	a day (excluding a Saturday, Sunday or public holiday) which commercial banks in Hong Kong are generally open for normal banking business;

“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong; and

“Services”	the sharing of the Premises by the Company with PWM and (including the sharing of office space, furnishings and facilities.

1.2 In this Agreement, the words and expressions hereinafter defined shall (unless the context otherwise requires) bear the same meanings here given to them and this Agreement shall be construed and interpreted accordingly.

1.3 The recitals of this Agreement shall form an integral part of this Agreement and shall construed and have the same full force and effect as if expressly set out in the body of this Agreement

1.4 Unless the context otherwise requires, words importing the singular only shall include the plural and vice versa and words importing natural persons shall include corporations and unincorporated associations and vice versa. The headings contained in this Agreement are for the purpose of convenience only and do not form part of and shall not affect the construction of this Agreement or any part thereof.

2. Duration

This Agreement shall be for a term commencing from 1 August 2018 and expiring on 31 July 2021 (both days inclusive) unless terminated earlier by agreement signed between the parties hereto.

3. Provision of the Services

3.1 Pursuant to the terms of this Agreement, the Company shall provide the Services to PWM.

3.2 In consideration of the Services, PWM shall pay, which payment shall be made monthly in advance on the first day of each calendar month, in respect of the Services, a fee of HK$10,000 per month, as the costs for using and occupying the office space, furnishings and facilities, and also include the utilities costs of the Premises incurred by the Company during the term of this Agreement.

For avoidance of doubt, the above fee is made with reference to, inter alia, the approximate area occupied by the relevant member of PWM, the office occupation expenses incurred, monthly rental of entire office premises as at the date of signing of the relevant tenancy agreement with reference to the then prevailing market price, property management fees, government rates and rent and the currency fluctuation.

4. Termination

Either party may terminate this Agreement by giving the other party at least one month’s written notice of termination. Without prejudice to any rights and obligations to which any of the parties to this Agreement may be entitled to before its termination, the rights and the obligations of the parties under this Agreement shall terminate and be of no further effect upon the termination of this Agreement. Termination of this Agreement shall not prejudice the rights and obligations of the parties to the Agreements entered into prior to the termination of this Agreement.

5. Entire agreement and partial invalidity

5.1 This Agreement sets out the entire agreement and understanding between the parties hereto for the transactions contemplated herein and supersedes any previous agreements entered into between the Company and PWM in relation to the provision of the Services, whether written or oral.

5.2 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the remaining provisions hereof shall in no way be affected or impaired thereby.

6. Successors and assigns

This Agreement shall ensure to the benefit of the successors and assigns of the respective parties hereto but shall not be assignable unless with the written consent of the other party.

7. Notices

7.1 Any notice, demand or other communication to be given to a party hereto pursuant to this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below:

the Company:	Suite 5102, 51/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong
Fax No: +852 2122 8589
For the attention of the Board of Directors

PWM:	Suite 5102, 51/F, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong
Fax No: +852 2122 8589
For the attention of the Board of Directors

or such other address or facsimile number as may be notified by such party to the other by at least three Business Days’ prior notice in writing.

7.2 Any notice or other communication shall be deemed to have been received when left at the addresses mentioned in Clause 7.1 or if sent by fax, at the time of receipt (Gif during office hours) or on the next working day (if outside office hours) or if sent by pre-paid post to the said address, on the expiry of 48 hours after posting.

7.3 Reference in Clause 7.1 to writing shall include a notice or communication by facsimile.

8. Costs

Each party hereto shall bear its own legal, accountancy and other costs and expenses incurred in connection with the preparation, negotiation, settlement and performance of this Agreement.

9. Counterparts

This Agreement may be signed in any number of copies or counterparts, each of which when so signed and delivered shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

10. Governing law and jurisdiction

10.1 This Agreement shall be governed by and construed in all respects in accordance with the laws of Hong Kong and is executed pursuant to the laws of Hong Kong.

10.2 Each party hereto irrevocably agrees that the courts of Hong Kong shall have non-exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes which may arise out of or in connection with this Agreement and for such purposes irrevocably submits to the jurisdiction of such courts.

AS WITNESS whereof this Agreement has been duly executed on the date first above written.

SIGNED by Shi Hongtao

for and on behalf of

Prestige Securities Limited

in the presence of :

Wong Ngat

SIGNED by Zhao Xinyu

for and on behalf of

Prestige Wealth Management Limited

in the presence of :

Leung Ka Yee Andrew

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